SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )
  Filed by the Registrant  [ X]

  Filed by a Party other than the Registrant  [  ]

  Check the appropriate box:

  [  ]  Preliminary Proxy Statement

  [  ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
        6(e)(2))

  [ X]  Definitive Proxy Statement

  [  ]  Definitive Additional Materials

  [  ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
        240.14a-12

                             CONSOLIDATED PAPERS, INC.
                 (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  [  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A

  [  ]  $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3)

  [  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1) Title of each class of securities to which transaction applies:


     2) Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     4) Proposed maximum aggregate value of transaction:


     5) Total fee paid:


  [ X]  Fee paid previously with preliminary materials

  [  ]  Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


     2) Form, Schedule or Registration Statement No.:


     3) Filing Party:


     4) Date Filed:



                             CONSOLIDATED PAPERS, INC.
                                   P.O. BOX 8050
                     WISCONSIN RAPIDS, WISCONSIN 54495-8050




                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 22, 1996


  To the Shareholders of
  Consolidated Papers, Inc.

  The annual meeting of shareholders of Consolidated Papers, Inc. will be held at The Mead Inn, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, at 2:00 p.m., Monday, April 22, 1996, for the following purposes:

  1. To elect eleven directors to serve until the next annual meeting of shareholders.

  2. To consider and vote upon an amendment to the Company's Restated Articles of Incorporation to increase the number of shares of common stock, $1.00 par value, authorized for issuance from 93,750,000 to 200,000,000.

  3. To transact any other business properly brought before the meeting.

  Only shareholders of record at the close of business on March 5, 1996 are entitled to notice of and to vote at the meeting.

  We cordially invite you to attend. Whether or not you can be present, please date, sign, and return the enclosed proxy as soon as possible. If you attend the meeting, you may revoke your proxy and vote in person.

  March 12, 1996                CONSOLIDATED PAPERS, INC.

                                Carl H. Wartman, Secretary



                                  PROXY STATEMENT
                             CONSOLIDATED PAPERS, INC.
                                   P.O. BOX 8050
                      WISCONSIN RAPIDS, WISCONSIN 54495-8050
                          ANNUAL MEETING OF SHAREHOLDERS

  This proxy statement is furnished by the Board of Directors in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Consolidated Papers, Inc. ("Consolidated" or the "Company") to be held at The Mead Inn, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, at 2:00 p.m., Monday, April 22, 1996. This proxy statement and the enclosed form of proxy are scheduled to be mailed to shareholders on March 12, 1996, together with the Company's Annual Report to Shareholders which contains financial statements for the fiscal year ended December 31, 1995. When proxy cards are returned properly signed and received in time, the shares represented will be voted in accordance with shareholders' directions. If the proxy card is signed and returned without directions, the shares will be voted by the persons named in the enclosed form of proxy.

                               REVOCABILITY OF PROXY

  Any shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting. A proxy may be revoked in person at the meeting, by providing a proxy bearing a later date, or by delivering a signed notice of revocation to the Secretary of the Company.

                                   SOLICITATION

  The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company. The expense of solicitation will be borne by the Company. Reasonable out-of-pocket expenses will be paid by the Company to brokers, nominees, and other persons who request solicitation materials for their principals.

                                VOTING SECURITIES

  Only shareholders of record as of the close of business March 5, 1996 will be eligible to vote at the meeting. Each shareholder is entitled to one vote for each share held. In determining whether a quorum exists at the annual meeting, all votes "For" or "Against," as well as abstentions and directions to withhold authority will be counted. Directors will be elected by a plurality of the votes cast by the shares entitled to vote at the annual meeting. A plurality means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting (eleven).

  A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors and the proposed amendment to the Company's Restated Articles of Incorporation increasing the authorized number of shares of common stock. The affirmative vote of holders of two-thirds of the outstanding shares of common stock is required to approve the proposed charter amendment. Any shares not voted, whether as a result of abstentions, broker non-votes or otherwise, will have the effect of a vote against the amendment.

  As of March 5, 1996, there were 44,646,828 shares of common stock of the Corporation outstanding and entitled to vote at the annual meeting.

                          PROPOSALS OF SECURITY HOLDERS

  In accordance with Section 2.2 of the Company's bylaws, shareholders may recommend persons as potential nominees for director only by complying with the following procedure: shareholders must submit the names of such persons in writing to the Secretary of the Company not less than 60 days or more than 90 days prior to the date of the annual meeting. These recommendations must be accompanied by a statement setting forth the name, age, business address, residence address, principal occupation or employment for the past five years, number of shares of the Company beneficially owned by the potential nominee, and all other information required by the proxy rules, and the name, record address, and number of shares of stock of the Company owned by the shareholder making the recommendation.

  Also, in accordance with Section 2.2 of the Company's bylaws, a shareholder may properly bring business before the annual meeting only by complying with the following procedure: the shareholder must submit to the Secretary of the Company, not less than 60 days or more than 90 days prior to the date of the annual meeting, a written statement describing the business to be discussed, the name, principal occupation, address, and number of shares of the Company beneficially owned by the shareholder making the submission, and a description of any material interest of the shareholder in the business of the Company other than as a shareholder. Copies of Section 2.2 of the Company's bylaws are available on request to the Secretary.

  Under regulations of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the annual meeting of shareholders anticipated to be held April 28, 1997 may, if the shareholders have complied with the requirements of the regulations, be included in the proxy statement and form of proxy relating to the meeting. The regulations provide that the shareholder proposals must be submitted to the Secretary of the Company by November 13, 1996.

                    SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
                            SHAREHOLDERS AND MANAGEMENT

  Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of the Company listed in the table, after elimination of such duplication, is 17,139,332 shares (38.4% of the outstanding stock). Set forth in the following table are the beneficial holdings as of January 31, 1996 on the basis described above of: (A) each person known by the Company to own beneficially more than 5% of its outstanding stock; (B) directors not listed in (A); (C) the executive officers named in the Summary Compensation Table on Page 7 and not listed in
  (A)  or (B); and (D) directors and executive officers as a group:

                                                       Shares Owned
                                                       Beneficially
                                      Sole Voting Or   Shared           Shared      Total
                                      Investment       Voting           Investment  Beneficial   % Of
              Name                    Power(1)(2)      Power            Power       Ownership    Class
    (A)  George W. Mead               77,487           16,072,577(3)                16,150,064   36.2%
         Chairman (Director)
         P.O.Box 8050
         Wisconsin Rapids,
              WI 54495-8050

         Robert McKay                 20,000           16,072,577(3)                16,092,577    36.1%
         46 Benedict Hill Road
         New Canaan, CT 06840

         Cynthia M. Sargent           90,608           16,072,557(3)                16,163,185    36.2%
         14 Bridlewood Road
         Northbrook, IL 60062

    (B)  Other directors
         Ruth Baldwin Barker          146,269              23,000         23,000       169,269       *
         Patrick F. Brennan            67,813                                           67,813       *
         Wiley N. Caldwell              4,000                                            4,000       *
         Sally M. Hands                93,308                                           93,308       *
         Bernard S. Kubale              6,500                                            6,500       *
         D. Richard Mead Jr.           28,960             290,616        290,616       319,576       *
         Gilbert D. Mead               20,957                                           20,957       *
         Lawrence R. Nash              68,665                                           68,665       *
         Glenn N. Rupp                  2,000                                            2,000       *
         John S. Shiely                 1,000                                            1,000       *

    (C)  Other Executive Officers
         William P. Orcutt             24,325                                           24,325       *
         Gorton M. Evans Jr.           12,180                                           12,180       *
         Richard J. Kenney             11,022                                           11,022       *

    (D)  Directors and Executive
         Officers as a Group          642,531          16,386,193                                   38.2%(4)
         (21 persons)

    (1)   Does not include shares held by spouses or children of the following:
        for Mrs. Barker, 50,700 shares; for Mrs. Hands, 400 shares; for Mr.
        McKay, 189,793 shares; for Mr. D. Richard Mead Jr., 2,500 shares; for
        Mr. George W. Mead, 41,681 shares; for Mr. Gilbert D. Mead, 2,260 shares; for Mr. Nash, 23,335 shares; for Mrs. Sargent 10,160 shares;
        and for all directors and executive officers as a group, 320,933 shares. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have all beneficial rights.

  (2) Includes shares which may be acquired within sixty (60) days upon exercise of options: for Mr. George W. Mead, 4,163 shares; for Mrs.
        Barker, 4,000 shares; for Mr. Brennan, 51,477 shares; for Mr. Caldwell,
        3,000 shares; for Mrs. Hands, 4,000 shares; for Mr. Kubale, 5,000 shares; for Mr. D. Richard Mead Jr., 5,000 shares; for Mr. Gilbert D.
        Mead, 5,000 shares; for Mr. Nash, 5,000 shares; for Mr. Rupp, 1,000 shares; for Mr. Orcutt,7,843 shares; for Mr. Evans, 2,856 shares; for Mr. Kenney, 6,175 shares; and for all directors and executive officers as a group, 128,926 shares.

  (3) George W. Mead, Robert McKay and Cynthia M. Sargent are voting trustees of the Mead Voting Trust, a voting trust organized under Wisconsin law to hold shares for the Company. The Mead Voting Trust, which expires by its terms on December 20, 2011, holds 16,072,577 shares of stock. The voting trustees generally have the right to determine the voting (but not the disposition) of the shares of the Company. However, in voting on (i) any proposed merger or consolidation of the Company with another person, (ii) any sale, lease or exchange of all or substantially all of the Company's assets, or (iii) a proposed dissolution of the Company, the voting trustees must follow the directions of the holders of a majority of the units of beneficial interest. The three voting trustees each own units of beneficial interest in the Mead Voting Trust. George
        W. Mead beneficially owns 1,406,020 units of beneficial interest, or 8.7% of the Mead Voting Trust. Robert McKay beneficially owns 14,190 units of beneficial interest, or .09% of the Mead Voting Trust. Cynthia
        M. Sargent beneficially owns 1,768,547 units of beneficial interest, or 11.0% of the Mead Voting Trust. Each unit of beneficial interest represents one share of the Company's common stock.

  (4)   After eliminating duplications in the table.

                                     DIRECTORS

  At the annual meeting of shareholders, eleven directors, constituting the entire Board of Directors of the Company, are to be elected to hold office until the next annual meeting of shareholders and their successors are duly elected and qualified. Directors will be elected by a plurality of the shares present and voting at the meeting. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

  The nominees, their ages, the years in which they began serving as directors, and business experience are set forth below; except as indicated in footnotes, the principal occupations of the nominees have not changed in the past five years.

  The Board of Directors recommends that the shareholders vote for the election of the directors listed in the table below.

                                 Director Principal Occupation
     Name                  Age  Since     And Other Directorships

  Ruth Baldwin Barker(1)   66   1991      Investor.

  Patrick F. Brennan       64   1987      President and Chief Executive
                                          Officer,(2) Consolidated Papers, Inc.
                                          Also director of Northland
                                          Cranberries, Inc. (a grower and
                                          marketer of cranberries and cranberry
                                          products) and Betz Laboratories,
                                          Inc. (Manufacturer of
                                          specialty chemicals.)

  Wiley N. Caldwell        68   1991      Retired President, W. W. Grainger,
                                          Inc., Skokie,  Illinois. (National
                                          distributor of industrial and
                                          commercial supplies and equipment).
                                          Also director of Kewaunee Scientific
                                          Corporation (Manufacturer of
                                          laboratory furniture), and APS
                                          Holding, Inc. (Distributor of
                                          automotive parts and supplies).

  Sally M. Hands(1)        69   1991      Investor.

  Bernard S. Kubale        67   1988      Partner, Foley & Lardner, Attorneys
                                          at Law, Milwaukee, Wisconsin.(3)
                                          Also director of Banta Corporation
                                          (Printing and graphic arts), and
                                          Schultz Sav-O Stores, Inc. (Wholesale
                                          and retail food distributor).

  D. Richard Mead Jr.      65   1974      Retired Chief Executive Officer,
                                          Southeast Mortgage Company (Mortgage
                                          bankers) and Retired Senior Vice
                                          President of Southeast Bank, N.A.,
                                          Miami, Florida.(4)

  George W. Mead(1)        68   1963      Chairman of the Board,(5)
                                          Consolidated Papers, Inc. Also
                                          director of Snap-on Incorporated
                                          (Manufacturer and distributor of hand
                                          tools and related items), and Firstar
                                          Corporation (Bank holding company).

  Gilbert D. Mead(1)       65   1974      Attorney, Washington, D.C.

  Lawrence R. Nash         66   1981      Lawyer, of counsel, Nash, Podvin,
                                          Tuchscherer, Huttenburg, Weymouth &
                                          Kryshak, S.C., Wisconsin Rapids,
                                          Wisconsin.

  Glenn N. Rupp            51   1994      Consultant.(6)

  John S. Shiely           43   1996      President and Chief Operating
                                          Officer,(7) and Director, Briggs &
                                          Stratton Corporation, Wauwatosa,
                                          Wisconsin (Producer of air-cooled
                                          gasoline engines for the outdoor
                                          power equipment industry). Also
                                          director of M&I Marshall & Ilsley
                                          Bank.

  (1) Family relationships: Ruth Baldwin Barker and Sally M. Hands are cousins. George W. Mead and Gilbert D. Mead are brothers. Ruth Baldwin
        Barker and Sally M. Hands are cousins of George W. Mead and Gilbert D.
        Mead.

  (2)   Served as President and Chief Executive Officer of the Company since
        October, 1993; previously served as President and Chief Operating
        Officer of the Company (1988 to 1993).

  (3)   The Company retains the firm of Foley & Lardner on a regular basis.

  (4)   Southeast Bank, N.A. was placed under receivership of the Federal
        Deposit Insurance Company in September, 1991. Mr. Mead retired in June,
        1991.

  (5)   Served as Chairman of the Board of the Company since October, 1993;
        previously served as Chairman of the Board and Chief Executive Officer of the Company (1979 to 1993).

  (6) Served as Consultant since July, 1994; previously served as President and Chief Executive Officer of Simmons Upholstered Furniture Inc. (1991 to 1994), and as President and Chief Executive Officer of Wilson
        Sporting Goods Co. (1987 to 1991), Chicago, Illinois. Simmons
        Upholstered Furniture Inc., a privately held company, made a voluntary filing for reorganization under Chapter 11 of the Bankruptcy Code in 1994.

  (7)   Served as President and Chief Operating Officer since August, 1994;
        previously served as Executive Vice President-Administration (1991 to 1994), and Vice President and General Counsel (1990 to 1991) of Briggs
        & Stratton Corporation.


  AUDIT COMMITTEE

  At December 31, 1995, the Company's Audit Committee consisted of D. Richard Mead, Jr., Chairman, Ruth Baldwin Barker, Wiley N. Caldwell, Bernard S. Kubale and Glenn N. Rupp. The committee held two meetings during 1995. The Audit Committee recommends the Company's independent accountants; reviews the scope of the audit; reviews the compensation of the independent accountants; reviews the annual financial statements and the results of the audit with management, the internal auditors, and the independent accountants; reviews the independent accountants' recommendations with respect to changes in accounting procedures and internal auditors; and approves the appointment or removal of the internal audit manager.

  COMPENSATION COMMITTEE

  For fiscal 1995, the Compensation Committee consisted of Wiley N. Caldwell, Chairman, Sally M. Hands, Bernard S. Kubale, Lawrence R. Nash and James R. Bostic. The committee held two meetings during 1995. This committee reviews the performance and remuneration arrangements for salaried employees generally and sets compensation for a defined group of key executives. This committee also administers the 1989 Stock Option Plan. The Compensation Committee has reported on management and compensation matters under the heading "Compensation Committee Report on Executive Compensation" on Page 10.


  NOMINATING COMMITTEE

  For fiscal 1995, the Nominating Committee consisted of Bernard S. Kubale, Chairman, Gilbert D. Mead and Wiley N. Caldwell. The committee held six meetings during 1995. The Nominating Committee recommends nominees for election to the Board of Directors and other committees of the Board. It also makes recommendations to the Board with respect to qualifications and compensation of directors as well as Board organization. The committee will consider an individual nominated by a shareholder if the shareholder submits the nomination in accordance with the requirements of the Company's bylaws relating to nominations by shareholders. These procedures are described under "Proposals of Security Holders" on Page 2.

  MANAGEMENT SUCCESSION COMMITTEE

  For fiscal 1995, the Management Succession Committee consisted of Bernard S. Kubale, Chairman, Wiley N. Caldwell, Glenn N. Rupp and James R. Bostic. The committee held four meetings during 1995. The Management Succession Committee monitors the development and performance of the Company's executive officers and reviews qualifications and recommends candidates for executive offices. It also oversees the Company's programs for training and preparing candidates for executive offices.

                      _______________________________________

  The Board of Directors held six meetings during 1995.

                                  EXECUTIVE COMPENSATION

                                SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION

                                                                                Long Term
                                                                                Compensation
                                                                                  Awards
    Name and                                                              Securities Underlying   All Other
    Principal Position                Year    Salary ($)       Bonus ($)     Options/SARs (#)      Compensation ($)

    P.F. Brennan                      1995    523,083(1)       184,887          - 0 -            7,397(2)
    President (Chief Executive        1994    473,087(1)       8,942            60,000           6,058
    Officer and Director)             1993    422,173(1)       - 0 -            10,000           6,126

    G.W. Mead                         1995    376,936(1)       - 0 -            - 0 -            2,310(2)
    Chairman (Director)               1994    376,936(1)       - 0 -            - 0 -            2,310
                                      1993    480,585(1)       - 0 -            - 0 -            6,126

    W.P. Orcutt                       1995    224,698(1)       65,313           3,000            2,506(2)
    Senior Vice President             1994    215,536(1)       4,229            3,000            4,112
                                      1993    209,853(1)       2,086            - 0 -            5,850

    G.M. Evans Jr.                    1995    193,374(1)       56,577           3,000            2,616(2)
    Vice President                    1994    181,212(1)       3,426            3,000            2,552
                                      1993    169,508(1)       1,839            - 0 -            4,996

    R.J. Kenney                       1995    192,837(1)       53,087           3,000            3,093(2)
    Vice President,                   1994    176,694(1)       3,402            3,000            2,651
    Finance                           1993    169,476(1)       1,976            - 0 -            4,983


  (1)   Includes banked vacation (dollar amount) and vacation taken in cash:
        for P.F. Brennan, $28,846 for 1995, $25,962 for 1994, and $31,929 for
        1993; for G.W. Mead, $26,924 for 1995, $26,924 for 1994 and $27,567 for
        1993; for W.P. Orcutt, $4,259 for 1995,  $4,087 for 1994, and $7,808
        for 1993; for G.M. Evans Jr., $10,386 for 1995, $9,936 for 1994, and
        $9,462 for 1993; and for R.J. Kenney, $13,848 for 1995, $6,579 for
        1994, and $9,399 for 1993.

  (2) Includes contributions of $2,310 on behalf of each named executive officer to the Consolidated Employees' Tax-saver & Investment Plan
        (401(k)), and payroll taxes attributable to retirement benefits accrued in excess of limits imposed by the Omnibus Budget Reconciliation Act of 1993: for P.F. Brennan, $5,087; for W.P. Orcutt, $196; for G.M. Evans
        Jr., $306; and for R.J. Kenney, $783.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                 INDIVIDUAL GRANTS


                                                                                                Potential Realizable
                             Number of      Percent of Total                                    Value at
                             Securities     Options/SARs                                        Assumed Annual Rates
                             Underlying     Granted to                                          of Stock Price
                             Options/       Employees        Exercise or                        Appreciation for
                             SARs           in Fiscal        Base Price         Expiration      Option Term(2)
    Name                     Granted (#)    Year             ($/sh.) (1)        Date             5% ($)      10% ($)

    P.F. Brennan             - 0 -            0%               N/A              N/A              N/A         N/A
    G.W. Mead                - 0 -            0%               N/A              N/A              N/A         N/A
    W.P. Orcutt              3,000            2%               45.500           02/09/2005       $85,844     $217,546
    G.M. Evans Jr.           3,000            2%               45.500           02/09/2005       $85,844     $217,546
    R.J. Kenney              3,000            2%               45.500           02/09/2005       $85,844     $217,546

  (1) The options reflected in the table, all of which are nonqualified options for purposes of the Internal Revenue Code, were granted at an exercise price equal to fair market value of the Company's common stock on the date of the grant. The options expire ten years from the date of grant, or five years after termination of employment with the Company, whichever is earlier. The options vest over a three-year period following the date of grant.

  (2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's common stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                           and FY-End Option/SAR Values

                                                               Number of Securities        Value of Unexercised
                                                               Underlying Unexercised      In-the-Money Options/SARs
                             Shares Acquired  Value            Options/SARs at FY-End(#)   at FY-End ($)(1)
    Name                     on Exercise (#)  Realized($)(1)   Exercisable/Unexercisable   Exercisable/Unexercisable
    P.F. Brennan             - 0 -            - 0 -            51,477 / 30,000             795,403 / 500,610
    G.W. Mead                - 0 -            - 0 -            8,624 / - 0 -               137,861 / - 0 -
    W.P. Orcutt              - 0 -            - 0 -            7,843 / 5,000               147,930 / 63,560
    G.M. Evans Jr.           2,976            58,155           2,856 / 5,000                52,310 / 63,560
    R.J. Kenney              - 0 -            - 0 -            6,175 / 5,000               115,678 / 63,560

    (1) Dollar values are calculated by determining the difference between the fair market value of the underlying common stock and the exercise price of the options at exercise or FY-end, respectively.

                 CONSOLIDATED SALARIED EMPLOYEES' RETIREMENT PLAN

  The Consolidated Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan applicable to employees of the Company and its subsidiaries who are not in a collective bargaining unit, and is a qualified plan under the Internal Revenue Code. In recent years, benefits have been based on average earnings for the latest five year period and years of service, with benefits normally beginning at age 65. Officers participate in the Plan on the same basis as other salaried employees. The following table shows the estimated annual normal benefit payable upon retirement under the Plan for selected compensation and years of service classification:

                                PENSION PLAN TABLE
   ESTIMATED ANNUAL BENEFIT FOR PARTICIPANTS WITH YEARS OF SERVICE AS INDICATED*

         Final Average
         Earnings            15       20      25       30      35       40      45

         $150,000            33,300   44,300  55,400   66,500  77,600   88,800  100,100
         $200,000            44,500   59,300  74,200   89,000  103,800  118,800 133,800
         $250,000            55,800   74,300  92,900   111,500 130,100  148,800 167,600
         $300,000            67,000   89,300  111,700  134,000 156,300  178,800 201,300
         $350,000            78,300   104,300 130,400  156,500 182,600  208,800 235,100
         $400,000            89,500   119,300 149,200  179,000 208,800  238,800 268,800
         $450,000            100,800  134,300 167,900  201,500 235,100  268,800 302,600
         $500,000            112,000  149,300 186,700  224,000 261,300  298,800 336,300
         $550,000            123,300  164,300 205,400  246,500 287,600  328,800 370,100
         $600,000            134,500  179,300 224,200  269,000 313,800  358,800 403,800
         $650,000            145,800  194,300 242,900  291,500 340,100  388,800 437,600

  *Compensation for purposes of computing retirement benefits means total cash compensation, including cash withdrawals of accrued vacation, but exclusive of discretionary bonuses. For the individuals named in the Summary
  Compensation Table, the compensation covered by the Plan is that reflected as salary in the Summary Compensation Table. The annual benefits shown above are not subject to offset for Social Security benefits. Years of service, as of December 31, 1995, for the five individuals named in the Summary
  Compensation Table are as follows: P.F. Brennan - 33; G.W. Mead - 44; W.P.
  Orcutt - 40; G.M. Evans Jr. - 23; R.J. Kenney - 28. Under sections 401(a)(17) and 415 of the Internal Revenue Code, considered earnings are limited to $150,000 (prior to 1994, $200,000 adjusted for cost of living) and benefits under the plan are limited to $120,000 per year. Earnings in excess of the limits are recognized and benefits in excess of $120,000 are provided under a separate nonqualified supplemental retirement plan sponsored by the Company.


                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 Among Consolidated Papers, Inc., S&P 500 Index,
                         & Dow Jones Paper Products Index

  The Comparison of Five-Year Cumulative Total Return below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Consolidated specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. Total return includes reinvestment of dividends.


                         [Graph omitted]



                   Dec-90    Dec-91    Dec-92    Dec-93    Dec-94    Dec-95
   Consolidated    $100     $99       $112      $133      $133      $170
   Papers Inc.

   S&P(R)          $100     $130      $140      $157      $157      $215

   Dow Jones       $100     $126      $125      $151      $151      $172
   Paper Index



                              COMPENSATION COMMITTEE
                         Report on Executive Compensation

  The Compensation Committee of the Board of Directors is responsible for the Company's compensation program covering its executive officers, including the five officers named in the Summary Compensation Table. The following report on executive compensation was prepared by the members of the Compensation Committee.

  COMPENSATION POLICIES. The Company's executive compensation program is based on the principle that compensation levels must be aligned with the Company's overall business strategy and the goal of maintaining and, where possible, enhancing profitability as a means of maximizing shareholder value. The Compensation Committee endeavors to work with management toward achieving the following objectives:

     Reward executives for long-term strategic management and the enhancement of shareholder value by allowing executives, through stock options and other benefit plans, to participate in the appreciation of the market value of the Company's stock.
     Align compensation programs with annual and long-term strategic planning, goals and objectives.
     Attract and retain key executives essential to the Company's long-term success by providing competitive compensation opportunities.

  The Company's salary and bonus policies, awards made under the 1989 Stock Option Plan, and other employee benefit plans are intended to encourage the achievement of the Company's goals. The following discussion describes the specific components of executive compensation, how these components relate to the Company's compensation policies, and the relationship of corporate performance to executive compensation.

  EXECUTIVE BASE SALARIES. In setting executive base salaries, including the salaries of the individuals listed in the Summary Compensation Table, the Compensation Committee reviews salary practices and data reported by a selected group of companies in the paper industry, focusing particularly on ten companies which have significant coated paper production. These companies include six of the nine companies (in addition to Consolidated) which make up the Dow Jones Paper Products Index (see chart on Page 9). Executives of Consolidated typically receive base salaries in the mid-range of the base salaries offered by these peer companies for comparable positions.

  INCENTIVE COMPENSATION. In consultation with Hewitt Associates LLC, the Compensation Committee has developed and implemented an incentive compensation plan intended to provide Company executives with the opportunity to earn compensation at levels which approach competitive norms in the paper industry depending upon Company performance. The Committee's plan consists of a bonus plan (payable in cash and Company stock) tied to individual and corporate performance, and stock option grants. This approach avoids increases in fixed costs, such as increases in base salary and, in the view of the Committee, appropriately blends short and long-term incentive compensation. The plan covers approximately thirty key executives at the Company, including the executive officers named in the Summary Compensation Table other than George W. Mead.

  Payments under the bonus plan in 1995 were tied to achievement of Company-wide financial targets and individual performance goals in each applicable period. Targets and goals are reviewed and approved by the Compensation Committee on an annual basis. Depending upon the executive's position and performance, 1995 bonuses could range from a minimum of 2.5% (at the threshold target level) to a maximum of 35% (at the maximum target level) of base salary. The Company-wide target for the 1995 bonus was the Company's operating income as a percentage of average operating assets (OI/AOA), as set forth in the 1995 profit plan. The Company's profit plan for each year is initially prepared late in the preceding year and is finalized and reviewed by the Board of Directors in February, incorporating management's best estimate of the Company's likely performance for the upcoming year. Minimum and maximum awards under the bonus plan for 1995 were tied to threshold and maximum targets of 80% to 120%, respectively, of the OI/AOA in the 1995 profit plan. The 1995 OI/AOA target was 17.1%; actual OI/AOA for 1995 was 22.4%, exceeding the maximum target.

  The Compensation Committee also makes stock option grants under the 1989
  Stock Option Plan to provide an incentive for the same group of executives.
  The size and frequency of the awards are determined with reference to Hewitt
  Associates LLC's analysis of competitive practices in the paper industry. The grant program adopted by the Compensation Committee represents award levels at approximately one-half of competitive long-term incentive norms. The size of the individual awards to the Company's executives in 1995 depended on the executive's relative position with the Company. During 1995, the Compensation
  Committee granted options to purchase an aggregate of 54 ,000 shares to the executives other than Mr. Brennan and Mr. Mead. All options have an exercise price equal to 100% of the fair market value of the Company's common stock on
  the date of grant. The options have a term of ten years from the date of grant and vest over a period of three years. The grants are intended to give this group of executives long-term incentives to remain with the Company and to encourage significant stock ownership by members of this group. The latter goal is intended to better align the interests of these executives with those of the shareholders. Based upon similar criteria, the Compensation Committee presently intends to continue to provide stock option grants for executives other than Mr. Brennan and Mr. Mead on an annual basis.

  COMPENSATION AWARD PROGRAM - 1995. The Company initiated a modest incentive program in 1992 for nonunion personnel which provided for a bonus payment of approximately 2% of base salary in the event specified reductions were achieved in "controllable" costs such as material usage and energy consumption. Staff areas are also given departmental goals to achieve in order to earn the incentive payment. The goals set for 1995 were achieved, and awards were made. The 1995 awards took the form of Company contributions which allowed employees to purchase Company stock under the Company's Tax-saver and Investment Plan (401(k)).

  COMPENSATION OF CHIEF EXECUTIVE OFFICER. Patrick F. Brennan became Chief Executive Officer of the Company in October, 1993. Mr. Brennan's base salary was $500,000 in 1995. Mr. Brennan's 1995 salary was set with reference to comparative information regarding compensation of other chief executive officers of similar companies in the paper industry. Mr. Brennan's base salary is in the lower middle range of this group, although most other members of the group provide greater incentive compensation in the form of bonuses, stock options and other benefits for their chief executive officers. Mr. Brennan also received a bonus of $184,887, which reflects the Company's achievement of maximum target levels and the Compensation Committee's evaluation of Mr. Brennan's individual performance during 1995. Mr. Brennan was granted a nonqualified option at the time of his promotion to purchase 10,000 shares of common stock, and options to purchase an aggregate of 60,000 shares of common stock in February and April, 1994. All grants were made at fair market value on the date of the grant. These option grants were designed to give Mr. Brennan an immediate substantial increase in his equity position in the Company, so as to more closely align Mr. Brennan's interests with those of Company shareholders. The size of the option granted to Mr. Brennan was determined with reference to competitive practices in the paper industry. The options granted to Mr. Brennan in 1994 vest over a three-year period. All Mr. Brennan's options are exercisable for a period of five years following his retirement. This extension after retirement is intended to encourage Mr. Brennan to continue to emphasize the long-term best interests of the Company and its shareholders by awarding him options which will extend beyond his retirement.

  OTHER EMPLOYEE BENEFIT PLANS. The Company's policy with respect to other employee benefit plans is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company. These plans include the Consolidated Employees' Tax-saver and Investment Plan (401(k)); the Consolidated Salaried Employees Retirement Plan and the Consolidated Employees' Benefit Plan (medical coverage). The Company believes that its employee benefit plans are generally comparable to similar plans in the paper industry.

  SECTION 162(M) COMPLIANCE. Under Section 162(m) of the Internal Revenue Code, the tax deduction of corporate taxpayers is limited with respect to the compensation of certain executive officers unless the compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based upon the Compensation Committee's commitment to link compensation with performance as described in this report, the Compensation Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.


        COMPENSATION COMMITTEE:
        Wiley N. Caldwell, Chairman
        Sally M. Hands
        Bernard S. Kubale
        Lawrence R. Nash
        John S. Shiely

            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Kubale served on the Compensation Committee for the past fiscal year. Mr. Kubale is a Partner of Foley & Lardner, a Milwaukee, Wisconsin-based law firm which represents the Company and its subsidiaries on a regular basis.

                             COMPENSATION OF DIRECTORS

  Nonemployee directors receive an annual retainer of $18,000, plus a grant of 100 shares of common stock which is distributed on the date of the annual meeting of shareholders. All nonemployee directors receive a meeting fee of $1,000 for each Board and committee meeting attended. Nonemployee committee chairmen receive an annual retainer of $2,000 each. Each director who has completed at least three years of service as a nonemployee director participates in the Consolidated Directors' Retirement Plan. Under this plan, a retired director receives an annual payment equal to the annual retainer fee (not including the value of the stock grant) in effect at the time of the director's retirement. The retired director is entitled to receive this annual payment for that number of years that is equal to the number of years served as a nonemployee director, up to a maximum of ten years. Nonemployee directors also receive options to purchase Company common stock under certain nondiscretionary provisions of the 1989 Stock Option Plan. These provide that each nonemployee director who has completed at least one full year of service is granted options to purchase 1,000 shares on the date of the annual meeting of shareholders, up to a maximum of 5,000. All options are priced at fair market value on the date of grant.

         COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Such officers, directors and more than 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1995 all Section 16(a) filing requirements applicable to its officers, directors and more than 10% shareholders were complied with.

                      PROPOSAL TO INCREASE AUTHORIZED SHARES

  GENERAL
  The Board of Directors has unanimously approved and recommends that the shareholders approve an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 93,750,000 to 200,000,000 (the "Common Stock Amendment"). The provisions of Article III of the Restated Articles of Incorporation, as proposed to be amended by the Common Stock Amendment, are set forth in Appendix A to this proxy statement.

  PURPOSE OF THE COMMON STOCK AMENDMENT
  At January 31, 1996, of the 93,750,000 shares of common stock presently authorized, 44,599,765 shares were issued and outstanding, 1,580,666 shares
  were reserved for issuance under the Company's stock option and other employee benefit plans (including the Consolidated Employees' Tax-Saver &
  Investment Plan, the Consolidated Employees' Stock Ownership Plan and the
  1989 Stock Option Plan) and 47,569,569 shares were unissued and unreserved.
  If the Common Stock Amendment is approved by shareholders, the Company would have available for issuance approximately 153,819,569 unissued and unreserved shares of common stock.

  The proposed increase in the number of authorized shares of common stock would provide shares of common stock for, among other purposes, possible additional future stock splits or stock dividends, issuances from time to time in connection with the acquisition of other companies or product lines, possible future employee stock option or benefit plans, financing requirements or other general corporate purposes. As of the date of this proxy statement and except for the operation of the plans described above, the Board of Directors has not approved any transaction which would require the issuance of additional shares of common stock nor are there presently any understandings, agreements, plans or commitments obligating the Company to issue additional shares of common stock.

  If the increase in authorized common stock is approved, such shares could be issued at such time or times and for such consideration as the Board of Directors in its discretion determines without further shareholder action (unless shareholder action is otherwise required in connection with certain statutory mergers and share exchanges or by the policies of the stock exchange on which the Company's securities are then traded). Shareholders will not have a preferential right to subscribe for their proportionate share of any new issue of common stock unless so provided by the Board of Directors. Issuance of any of the proposed shares of common stock, other than as a pro rata distribution to existing shareholders, will dilute the proportionate voting power of existing shareholders.

  POTENTIAL ANTI-TAKEOVER EFFECTS
  The Company does not view the Common Stock Amendment as part of an "anti-takeover" strategy. The Common Stock Amendment is not being advanced as a result of any known effort by any party to accumulate common stock or to obtain control of the Company. Issuing additional shares of common stock could, nonetheless, impede or defeat a non-negotiated acquisition of the Company by diluting the ownership interests of a substantial shareholder and thereby increasing the total amount of consideration necessary for a person to obtain control of the Company or increasing the voting power of friendly third parties.

  Certain other provisions of the Company's Restated Articles of Incorporation and By-Laws as well as certain provisions of Wisconsin corporate law also have or may have an anti-takeover effect. The provisions include but are not limited to (a) the Company's authority to issue up to 15,000,000 shares of Class A Preferred Stock without shareholder approval (unless otherwise required by the stock exchange upon which the Company's securities are then traded), holders of which could be granted class voting rights; and (b) By-law requirements governing nominating directors and raising matters for consideration at shareholder meetings.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMMON STOCK AMENDMENT. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" SUCH AMENDMENT.

                          INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP audited the accounts of Consolidated Papers, Inc. and subsidiaries for fiscal 1995 and has been selected to audit the accounts for the current year. A representative of that firm is expected to be present at the annual meeting of shareholders and will be available to respond to appropriate questions, and he will be given the opportunity to make a statement if he desires to do so.

                                   OTHER MATTERS

  Management is not aware of any other matters to be considered at this annual meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.


  Wisconsin Rapids, Wisconsin 54495-8050       Carl H. Wartman
  March 12, 1996                               Secretary

                                     EXHIBIT A
  AMENDMENT OF ARTICLE III OF THE RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK FROM 93,750,000 to 200,000,000 SHARES

                                   ARTICLE III
  A. The aggregate number of shares which the corporation shall have authority to issue is (i) two hundred million (200,000,000) shares of common stock, par value one dollar ($1.00) per share; and (ii) 15,000,000 shares of Class A Preferred Stock, par value one cent ($ .01) per share.

  B. A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, restrictions, conversion rights and other special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Class A Preferred Stock and to fix and determine the relative rights and preferences as between series of Class A Preferred Stock, and the variations therein, are as follows:

     1. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Class A Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of that series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the voting rights, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions, and other special or relative rights of such series. Each series may differ from every other series previously authorized, as may be determined by the Board of Directors in any or all respects, to the fullest extent now or hereafter permitted by the laws of the State of Wisconsin, including, but not limited to, the variations between different series in the following respects:

                 (a) the distinctive designation of the series and the number of shares which shall constitute the series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

                 (b) the annual dividend or dividend rate for the series, and the date or dates from which dividends shall commence to accrue;

                 (c) the price or prices at which, and the terms and conditions on which, if any, the shares of the series may be redeemed;

                 (d) the amount payable upon shares of the series in the event of voluntary or involuntary liquidation of the Corporation;

                 (e) the sinking fund provisions, if any, for the redemption of shares of the series;

                 (f) the terms and conditions, if any, upon which shares of the series may be converted;

                 (g)  the voting rights, if any, of the shares of the series;
                 and

                 (h) any other terms, preferences, qualifications, privileges, limitations, options, restrictions and other special rights, if any, of shares of the series as the Board of Directors may, at the time of its resolution or resolutions, lawfully fix or determine under the laws of the State of Wisconsin.

     All shares within each series of Class A Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends, if any, shall commence to accrue.

     2. The holders of Common Stock shall have one vote per share.

     3. The Common Stock shall be subject to the prior rights of holders of any series of Class A Preferred Stock outstanding, according to the preferences, if any, of that series.

     4. The Corporation may issue shares of Common Stock, Class A Preferred Stock, option rights, or securities having conversion or option rights, without first offering them to the holders of Class A Preferred Stock or Common Stock.

   - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - -

  PROXY
  CONSOLIDATED PAPERS, INC.
  P.O. Box 8050
  Wisconsin Rapids, Wisconsin 54495-8050

     This Proxy is Solicited on Behalf of the board of Directors

  The undersigned hereby appoints GEORGE W. MEAD and PATRICK F. BRENNAN as proxies, with full power of substitution, to represent the undersigned and to vote, as designated below all shares of Common Stock of Consolidated Papers, Inc. which the undersigned is entitled to vote at the annual meeting to be held on April 22, 1996, and any adjournment thereof.

  This proxy when properly executed will be voted in the manner directed herein by the shareholder. If on direction is made, this proxy will be voted "FOR" Proposals 1 and 2.

  The proxies appointed herein may act by one of said proxies at the meeting.

  Please mark, sign, date and mail the proxy card promptly using the enclose envelope.

  (Continued and to be signed on the reverse side.)

  CONSOLIDATED PAPERS, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING INK ONLY X

  1. ELECTION OF DIRECTORS:  Nominees:

     R.B. Barker, P.F. Brennan, W.N. Caldwell, S.M. Hands, B.S. Kubale, D.R. Mean, Jr., G.W. Mean, G.D. Mead, L.R. Nash, G.N. Rupp, and J.S. Shiely.

                                For All
     For              Withhold  (Except Nominee(s) written below)

     ____             ____      ______    __________________________

  2. Proposal to amend the Restated Articles of Incorporation to increase the number of shares of common stock, $1.00 par value, authorized for issuance from 93,750,000 to 200,000,000.

     For         Against        Abstain

     _____       _____          _____

  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

  Dated _________________________, 1996


  _____________________________________________
        Signature of Shareholder


  _____________________________________________
     For Joint Account Each Owner Should Sign

  Please sign proxy as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.